                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        LOUIS DREYFUS NATURAL GAS CORP.
               (Name of Registrant as Specified in its Charter)

                                NOT APPLICABLE
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:
         _____________________.

    2)   Aggregate number of securities to which transaction applies:
         _____________________.

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         ___________________.

    4)   Proposed maximum aggregate value of transaction: _________________.

    5)   Total fee paid: ___________________.

[ ] Fee  paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid: __________________.

    2)   Form, Schedule or Registration Statement No.: _________________.

    3)   Filing Party: __________________________.

    4)   Date Filed: ___________________________.

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 18, 1999


TO THE SHAREHOLDERS OF LOUIS DREYFUS NATURAL GAS CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), will be held on Tuesday, May 18, 1999 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, for the following purposes:

     1. To elect twelve directors for the ensuing year and until their successors are duly elected and qualified.

     2.   To approve amendments to the Company's Stock Option Plan (the "Plan")
          (i) increasing from 2,000,000 shares to 3,000,000 shares the maximum number of shares of Common Stock in respect of which stock options may be granted under the Plan and (ii) limiting to 400,000 shares the maximum number of shares in respect of which options may be granted to any one person under the Plan.

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999.

     4. To transact such other business as may come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this Notice may be taken without further notice to the shareholders, unless required by applicable law or the Bylaws of the Company.

     Only shareholders of record at the close of business on April 5, 1999 are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134 for ten days before the meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              Kevin R. White, Secretary


Oklahoma City, Oklahoma
April 26, 1999

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held On May 18, 1999

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Annual Meeting") of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), to be held on Tuesday, May 18, 1999 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma. This Proxy Statement will be mailed on or about April 28, 1999 to holders of record of Common Stock as of the record date.

     The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 5, 1999. On that date, the Company had outstanding 40,109,758 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote.

     The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors. The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     Shares represented by valid proxies will be voted, unless otherwise directed in the proxy, FOR the election of the director nominees, FOR the approval of the amendments to the Company's Stock Option Plan and FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999. As to any other business which may properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.


                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company has established the size of the Board of Directors as twelve members and has nominated the current eleven members of the Board for re-election and one new nominee, Nancy K. Quinn, for election to the Board. Each nominee, if elected, will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board of Directors and nominated by either of the proxies named in the enclosed proxy. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Nominees

     The nominees for the position of director of the Company are as follows:

          Name             Age           Principal Occupation
          ----             ---           --------------------

Mark E. Andrews, III        48    Private Investor

E. William Barnett          66    Senior Counsel of Baker & Botts, L.L.P.

Richard E. Bross            50    Executive Vice President - Land and
                                  Operations of the Company

Daniel R. Finn, Jr.         55    Executive Vice President and Chairman of the
                                  Energy Group of Louis Dreyfus Corporation

Peter G. Gerry              53    Managing Director of Sycamore Management
                                  Corporation

Gerard Louis-Dreyfus        66    Chairman, President and Chief Executive
                                  Officer of S.A. Louis Dreyfus et Cie



Mark E. Monroe              44    President and Chief Executive Officer of the
                                  Company

John H. Moore               73    Petroleum Consultant

James R. Paul               64    Retired, Former President and Chief
                                  Executive Officer of The Coastal Corporation

Nancy K. Quinn              45    Limited Partner of The Beacon Group, LP

Simon B. Rich, Jr.          54    Vice Chairman, President and Chief Executive
                                  Officer of Louis Dreyfus Holding Company
                                  Inc.

Ernest F. Steiner           57    Executive Vice President and Chief Financial
                                  Officer of Louis Dreyfus Holding Company
                                  Inc.

     The following is a brief description of the business background of each of the nominees:

     Mark E. Andrews, III was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company and has served as Vice Chairman of the Board since such time. Mr. Andrews is a private investor and previously served as Chairman of the Board and Chief Executive Officer of American Exploration Company from 1983 until its acquisition by the Company. He is also a director of IVAX Corporation. Mr. Andrews holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     E. William Barnett was elected to the Board in 1998. Mr. Barnett joined Baker & Botts, L.L.P. in 1958 and is currently Senior Counsel and was the Managing Partner from 1984-1998. His primary areas of practice have been commercial litigation and antitrust Law. Mr. Barnett serves as Chairman of the Board of Trustees of Rice University, is a director of Chase Bank of Texas and a director or trustee of numerous other civic and professional organizations. He received his B.A. from Rice University and his LL.B. from the University of Texas School of Law.

     Richard E. Bross is Executive Vice President - Land and Operations of the Company and was first elected as a director of the Company in September 1993. Mr. Bross joined the Company in 1991 and served as its President until September 1993. Prior to joining the Company, Mr. Bross served in various capacities at Argent Energy, Inc. (previously named Woods Petroleum Corporation) from 1977 until 1991, culminating with his appointment as Executive Vice President and Chief Operating Officer in September 1990. Mr. Bross joined Argent Energy, Inc. in 1977 after working for Gulf Oil Corporation for seven years in various engineering functions. Mr. Bross holds a B.S. from the University of Missouri and an M.B.A. from Oklahoma City University.

     Daniel R. Finn, Jr. has been a director of the Company since 1990. Mr. Finn is Executive Vice President and Chairman of the Energy Group of Louis Dreyfus Corporation, an indirect subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn has been employed by S.A. Louis Dreyfus et Cie or its subsidiaries since 1972, serving in various capacities including Chairman of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in natural gas trading and crude oil and petroleum product trading and marketing, Chief Executive Officer of Duke/Louis Dreyfus LLC, Vice President of worldwide wheat merchandising and Senior Vice President of worldwide grain merchandising. In addition, Mr. Finn is a director of Louis Dreyfus Corporation and Louis Dreyfus Holding Company Inc., a subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn holds a B.A. from Fairfield University and an M.B.A. from Northwestern University.

     Peter G. Gerry was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Gerry, a former director of American Exploration Company, is Managing Director of Sycamore Management Corporation, an investment management firm, and is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd. Mr. Gerry holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     Gerard Louis-Dreyfus has been a director of the Company since September 1993. Mr. Louis-Dreyfus is the Chairman, President and Chief Executive Officer of S.A. Louis Dreyfus et Cie, the parent company of the Louis Dreyfus worldwide organization of companies. S.A. Louis Dreyfus et Cie is privately owned by family members and has been in business for almost 150 years. The activities of the Louis Dreyfus group include worldwide trading and merchandising of various agricultural and energy commodities, crushing and refining, citrus processing, ownership and management of ocean vessels, real estate ownership, development and management, forestry management and particleboard manufacturing and petroleum refining and marketing. Mr. Louis-Dreyfus is the great-grandson of the founder. Mr. Louis-Dreyfus is a graduate of Duke University and Duke University School of Law. Upon graduation he joined the firm of Dewey Ballantine, New York, until 1965 when he joined S.A. Louis Dreyfus et Cie.

     Mark E. Monroe is President and Chief Executive Officer of the Company and has been a director of the Company since 1986. Mr. Monroe joined the Company in 1980, which was then known as Bogert Oil Company and which was later acquired by S.A. Louis Dreyfus et Cie, and served as Vice President and Chief Financial Officer of the Company until April 1991. From April 1991 until September 1993, Mr. Monroe served as a Vice President of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in oil and natural gas trading and marketing. Mr. Monroe rejoined the Company in September 1993 and served as Chief Operating Officer until his election to his present position in August 1996. Mr. Monroe holds a B.B.A. from the University of Texas and is a Certified Public Accountant.

     John H. Moore was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company. Mr. Moore, a former director of American Exploration Company, is a petroleum consultant and was Chairman of the Board and Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and a former director of General Atlantic Resources. Mr. Moore holds B.S. and M.E. degrees from the University of Oklahoma.

     James R. Paul was first elected to the Board of Directors of the Company in February 1994. Mr. Paul is Chairman of a private investment company and retired in January 1994 from The Coastal Corporation after twenty years of service in various executive capacities, including President and Chief Executive Officer from 1989, and a director from 1981, until his retirement. He is also a director of Transcanada Pipelines, Ltd. Mr. Paul holds a B.S. from Wichita State University.

     Nancy K. Quinn, a nominee for director for the first time in 1999, is a Limited Partner of The Beacon Group, LP, a private investment and advisory partnership headquartered in New York City, which she joined in 1996. Prior to 1996, Ms. Quinn was a Managing Director and Co-Head of the Energy and Natural Resources Group at Paine Webber Inc. and Kidder Peabody & Co. Inc. She is a director of a private oil and gas company and was previously a director of DeepTech International. Ms. Quinn holds a B.F.A. from Louisiana State University and an M.B.A. from the University of Arkansas.

     Simon B. Rich, Jr. has been a director of the Company since 1990 and has served as Chairman of the Board of Directors since August 1996. Mr. Rich is Vice Chairman, President and Chief Executive Officer of Louis Dreyfus Holding Company Inc., a subsidiary of S. A. Louis Dreyfus et Cie. From October 1996 until June 1997, Mr. Rich served as Managing Director and Chief Operating Officer of Duke/Louis Dreyfus LLC. From September 1993 until August 1996, Mr. Rich served as President and Chief Executive Officer of the Company. From 1990 to 1993, Mr. Rich served as Executive Vice President of Louis Dreyfus Energy Corp. From 1986 to 1990, Mr. Rich served as Executive Vice President-Development and Strategic Planning of S.A. Louis Dreyfus et Cie. Mr. Rich holds a B.A. from Duke University.

     Ernest F. Steiner has been a director of the Company since October 1997. Mr. Steiner is a director of S.A. Louis Dreyfus et Cie and the Chief Financial Officer of the Louis Dreyfus group. He is also Executive Vice President of Louis Dreyfus Holding Company Inc. and Louis Dreyfus Corporation, subsidiaries of S.A. Louis Dreyfus et Cie, and has been employed by Louis Dreyfus Corporation or other subsidiaries of S.A. Louis Dreyfus et Cie since 1972. Mr. Steiner is also a director of Louis Dreyfus Citrus S.A. Mr. Steiner holds a B.S. from Cornell University.

     The Board of Directors recommends that the shareholders vote "For" the named nominees.

Board Committees and Meetings

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by resolution of the Board of Directors, the Company's Bylaws and by applicable law. The Executive Committee, which during 1998 consisted of Messrs. Andrews,

Louis-Dreyfus, Rich, Monroe and Finn, did not hold any meetings but acted by unanimous consent without a meeting once during 1998.

     The Compensation Committee establishes general compensation policies, reviews and makes specific recommendations to the Board of Directors concerning salaries and incentive compensation for executive officers of the Company and administers the Company's Stock Option Plan. The Compensation Committee, which during 1998 consisted of Messrs. Finn, Moore and Paul until July 1998 and Messrs. Barnett, Moore and Paul from and after July 1998, met twice and acted by unanimous consent without a meeting twice during 1998.

     The Audit Committee is responsible to the Board of Directors for establishing and reviewing internal and external audits of the Company and meeting with representatives of the Company's independent auditors to receive the results of their audits. The Audit Committee, which during 1998 consisted of Messrs. Gerry, Moore and Paul, met once during 1998.

     The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if submitted in writing addressed to the Secretary of the Company.

     During the year ended December 31, 1998, the Board of Directors held six meetings and acted by unanimous consent without a meeting seven times. During 1998, all incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Mr. Louis-Dreyfus who attended 50% of all such meetings and Mr. Steiner who attended 67% of all such meetings.

Compensation of Directors

     Each non-employee director, other than the Chairman and Gerard Louis-Dreyfus, receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended and is reimbursed for certain expenses in connection with attendance at such meetings. The Chairman of the Board of Directors receives an annual retainer of $56,250, but does not receive additional fees for meetings attended. Under the Company's Stock Option Plan approved by the shareholders, each non-employee director receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock as of the date of each annual meeting of shareholders. Any new non-employee director will receive under the Company's Stock Option Plan an initial option grant to purchase 6,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders.

     Under the Company's Non-Employee Director Deferred Stock Compensation Program adopted in 1998 (the "Deferred Stock Program"), each non-employee director received during 1998 a deferred stock award of 1,000 shares of Common Stock and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders. Any new non-employee director will receive under the Deferred Stock Program a deferred stock award of 1,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders commencing with the annual meeting held in the calendar year following the date of the initial deferred stock award received by the new non-employee director under the Deferred Stock Program. Under the Deferred Stock Program, non-employee directors may also make an annual irrevocable election to receive all or a portion of the annual cash fees that the non-employee director would otherwise be entitled to receive from the Company in the form of deferred stock. The shares issued under the Deferred Stock Program are held by the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust (the "Trust") and will be delivered to the applicable non-employee directors after termination of service as a director of the Company, upon a Change in Control (as defined in the Trust Agreement) of the Company or at such other times as the Company determines. The non-employee directors have the right to direct the voting of their respective deferred shares held in the Trust.

                                 PROPOSAL TWO

                  APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Plan") is intended to promote and advance the interests of the Company and its shareholders by providing a means for the Company to offer appropriate equity incentive and compensation opportunities to its directors, officers, managers and key employees and to encourage stock ownership by such persons in order to increase the proprietary interests of such persons in the growth and financial success of the Company.

Summary of Amendments to the Plan

     The Plan was amended and restated in 1997 and was approved by the shareholders at the Company's 1997 Annual Meeting. During 1998, the Board of Directors adopted further amendments to the Plan (i) to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Plan from 2,000,000 shares to 3,000,000 shares and (ii) to limit to 400,000 shares the maximum number of shares in respect of which options may be granted to any one person under the Plan. Such maximum limits are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     The amendment to the Plan to increase from 2,000,000 shares to 3,000,000 shares the maximum number of shares of Common Stock in respect of which options may be granted under the Plan was adopted in order to ensure that the Company will continue to have appropriate equity incentive and compensation opportunities for its directors, officers, managers and key employees. The Board of Directors considers the Company's ability to offer competitive compensation opportunities, including long-term equity based compensation in the form of stock options, as an important component of the Company's officer and key employee retention and recruitment strategy.

At the time that the amendment to the Plan was adopted, a total of 22,920 shares were available for issuance in connection with future awards under the Plan, and the amendment increased this number by 1,000,000. Subsequent to the amendment, options to purchase an additional 195,250 shares, net of cancellations, have been granted leaving a total of 827,670 shares available for issuance in connection with future awards under the Plan.

     The amendment to the Plan to limit to 400,000 shares the maximum number of shares in respect of which options may be granted to any one person was adopted principally to implement the current views of the Board of Directors as to maximum award activity under the Plan and in order that options granted in the future under the Plan may qualify as "performance-based compensation" excludable from the limits on deductibility for federal income tax purposes of executive compensation in excess of $1 million per individual under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder. Section 162(m) generally limits deductions for compensation in excess of $1 million per person in any year for the most highly paid executive officers of public corporations. In order for compensation recognized in connection with the exercise of a stock option to qualify as "performance-based compensation," which is excludable from the Section 162(m) deduction limit, the Plan must specify a maximum number of shares that can be awarded to any individual, and the amendment so provides. In addition, the material terms of the Plan as amended must be approved by the shareholders. The Company believes that the Plan as presently administered will satisfy other applicable requirements of Section 162(m) and that approval of the amendments to the Plan by the shareholders will enable the Company, in the event the $1 million limit on deductibility is ever exceeded, to maximize the deductibility to the Company of compensation recognized in connection with the exercise of stock options granted in the future under the Plan.

Description of the Plan

     Administration. The Plan is administered by the Board of Directors of the Company or, if the Board so authorizes, by a committee of the Board of Directors consisting of not less than two members of the Board of Directors. The Board of Directors will consider in selecting the members of any such committee the requirements of Section 162(m) of the Code and Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended. The Plan is presently administered by the Compensation Committee of the Board of Directors (the "Committee"). Unless the context otherwise requires, references herein to the Committee shall be references to the Board of Directors or the Committee. The selection of participants and the terms and conditions of options granted under the Plan are determined by the Committee, subject to applicable limitations under the Plan. The Company may grant pursuant to the Plan both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options. However, if the amendments are not approved, incentive stock option treatment will not be available for options granted under the Plan unless shareholder approval is obtained in the future.

     Shares Subject to the Plan. The maximum number of shares of Common Stock in respect of which options may be granted under the Plan is 3,000,000 shares. These shares consist of authorized but unissued shares or treasury shares that may be held by the Company. This number is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     Eligibility. All executive officers of the Company and other key employees who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company are eligible to receive grants under the Plan. In addition, each director of the Company who is not an employee of the Company is eligible to receive certain non-discretionary option grants pursuant to provisions of the Plan described below. At March 31, 1999, outstanding options had been granted to 105 persons under the Plan.

     Grant of Options. The number of shares to be covered by each option granted to an executive officer or other key employee is determined by the Committee. However, the maximum number of shares in respect of which options may be granted to any one person under the Plan is limited to 400,000 shares, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock. The exercise price for options granted under the Plan is not less than 100% of the fair market value of the shares of Common Stock on the date an option is granted. Options granted under the Plan to officers and key employees become exercisable at such time as the Committee may determine in connection with the grant of each option. In addition, the Committee may at any time accelerate the date that any option granted to an officer or key employee becomes exercisable.

     Effect of Termination of Employment or Death. If an optionee's employment with the Company is terminated for any reason other than death or termination for cause, an option will be exercisable for a period of three months after the date of termination of employment as to all then vested portions of the option. In addition, the Committee may, in its sole discretion, approve acceleration of the vesting of any unvested portion of the option. If an optionee's employment with the Company is terminated for cause (as defined in the Plan), the option shall terminate as of the date of such termination of employment and the optionee shall have no further rights to exercise any portion of the option. If an optionee dies while employed by the Company, any unvested portion of the option as of the date of death shall be vested as of the date of death and the option shall be exercisable in full by the legal representatives of the optionee for a period of 12 months following the date of death. In any event, options terminate and are no longer exercisable after 10 years from the date of the grant.

     Continued Service as a Director. In the event any optionee who is an employee and also a director of the Company ceases to be employed by the Company but continues to serve as a director of the Company, the Committee may determine that all or a portion of such optionee's options shall not expire three months following the date of employment as described above, but instead shall continue in effect until the earlier of the date the optionee ceases to be a director of the Company or the date the option otherwise expires according to its stated date of expiration. Termination of any such option in connection with the optionee's termination of service as a director will be on terms similar to those described above in connection with termination of employment.

     Grants to Non-Employee Directors. In order to retain, motivate and reward non-employee directors of the Company, the Plan extends participation to non-employee directors on the terms and conditions described below.

     Each non-employee director of the Company receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders. Any new non-employee director will also receive an initial option grant of 6,000 shares of Common Stock immediately following his or her election to the Board of Directors and, while continuing to serve as a director, will be granted additional options to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders after the initial grant.

     The option price for options granted to non-employee directors is equal to 100% of the fair market value per share of Common Stock on the date the option is granted. Options granted to non-employee directors are immediately vested and fully exercisable on the date of grant, and remain exercisable for a period of 10 years from the date of grant, subject to earlier termination in the event of termination of service as a director.

     Other than as described above, all options granted to non-employee directors are subject to the same terms and conditions as options granted to employees under the Plan.

     Limited Transferability. Options granted under the Plan generally are not assignable or transferable by optionees other than by will or the laws of descent and distribution and are otherwise exercisable only by optionees. However, optionees are permitted, with the prior consent of the Committee, to transfer nonqualified stock options under the Plan by gift or other means pursuant to which no consideration is given for the transfer. Any options so transferred will remain subject to all of the restrictions and limitations of the Plan. Due to the limited scope of permitted transfers, it is anticipated that optionees who may elect to utilize such transferability feature will do so primarily for estate planning or other family oriented purposes and that any transferees will be family members of the optionee.

     Exercise of Options. The exercise price of options may be paid in cash, by tender of shares of Common Stock of the Company (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment. The prior consent of the Committee is required in connection with the payment of the exercise price of options by tender of shares or surrender of a portion of the option, except that the consent of the Committee is not required if the exercise price is paid by surrender of shares that have been owned by the optionee for more than six months prior to the date of exercise of the option or by a combination of cash and shares that have been owned for more than six months.

     Effect of Certain Corporate Transactions. In the event of any reorganization, merger, consolidation or sale of substantially all of the assets of the Company while options remain outstanding under the Plan, the Plan provides for substitute options with an appropriate number of shares or other securities of the reorganized, merged, consolidated or acquiring corporation which were distributed to the shareholders of the Company. In addition, unless the Committee expressly determines otherwise, in the event of a Change in Control (as defined in the Plan) of the Company, all outstanding options will become immediately and fully exercisable and optionees will be entitled to surrender, within 60 days following the Change in Control, unexercised options or portions of options in return for cash payment equal to the difference between the aggregate exercise price of the surrendered options and the fair market value of the shares of Common Stock underlying the surrendered options.

     Modification and Termination of the Plan. The Plan will terminate on February 6, 2007, except with respect to awards then outstanding. The Committee may from time to time amend, alter, suspend, or discontinue the Plan or alter or amend any and all options granted thereunder without the further approval of the shareholders of the Company, except to the extent such approval may be required by applicable laws or by the rules of the New York Stock Exchange or other securities exchange upon which the Company shares are admitted to listed trading.

     Satisfaction of Tax Withholding Obligations. The Company may require as a condition to the issuance of any shares of Common Stock upon exercise of an option that the optionee remit an amount sufficient to satisfy applicable tax withholding requirements. Optionees are permitted to satisfy such withholding obligations in cash, by tendering shares of Common Stock of the Company owned by the optionee (valued at fair market value at the date of exercise of the option), by surrender of a portion of the option or by a combination of such means. The prior consent of the Committee is not required in connection with the tender of shares or the surrender of a portion of the option in satisfaction of tax withholding obligations.

     Federal Income Tax Consequences. An optionee receiving an option qualifying as an "incentive stock option" under Section 422 of the Internal Revenue Code will not recognize taxable income upon the grant or exercise of the option. Upon disposition of the shares acquired, the optionee will recognize a capital gain or loss based on the difference between the amount realized and the option price, assuming certain holding period requirements are satisfied and the shares are held as a capital asset. However, the alternative minimum tax may be applicable. The Company will not receive any tax deduction in connection with the grant or exercise of an incentive stock option or, assuming the holding period requirements are satisfied, sale of the shares by an optionee.

     An optionee receiving a nonqualified stock option will not recognize taxable income on the grant of an option, but will be deemed to have received ordinary income on the exercise of an option equal in amount to the difference between the fair market value of the shares acquired as of the date of exercise and the option price. The Company will be entitled to a tax deduction at the same time in the same amount, assuming the deduction is not disallowed by
Section 162(m) of the Internal Revenue Code (which limits the deduction in any one year for certain compensation paid to certain executive officers). An optionee's tax basis in the shares acquired will be equal to the fair market value of the shares as of the date of exercise for purposes of measuring any gain or loss on subsequent disposition of the shares.

Summary of Award Activity Pursuant to the Plan

     The following table indicates as of March 31, 1999 the number of shares authorized for issuance under the Plan, the aggregate number of shares subject to outstanding awards (net of cancellations), the number of shares issued pursuant to prior awards, and the number of shares available for future awards:

                 Subject to Outstanding
                     Awards (net of      Issued Pursuant  Available for
     Authorized    cancellations)(1)     to Prior Awards  Future Awards
     ----------    -----------------     ---------------  ------------
     3,000,000         2,119,580             52,750         827,670

--------------------

(1) Includes options to purchase 2,049,580 shares of Common Stock granted to officers, managers, key employees and former executive officers of the Company at exercise prices ranging from $12.47 to $23.16 per share. The exercise prices of such options are 100% of the market value of the Common Stock on the date of grant. The expiration dates of such options range from November 5, 2003 to February 14, 2008. Of such options, 753,500 were granted to employees of the Company other than executive officers and 1,296,080 were granted to current or former executive officers of the Company as follows: Mark E. Monroe - 335,000; Simon B. Rich, Jr., -160,000; Mark E. Andrews - 153,330; Jeffrey A. Bonney - 127,500; Richard E. Bross - 179,000; Ronnie K. Irani - 210,000; and Kevin R. White - 131,250. Also includes options to purchase 70,000 shares granted to non-employee directors pursuant to the non-discretionary grant provisions of the Plan at exercise prices ranging from $13.44 to $23.16 per share.

     Based on the closing price of the Common Stock as reported by the New York Stock Exchange on March 31, 1999 of $14.50 per share, the market value of the total number of shares of Common Stock previously issued pursuant to exercise of options under the Plan was $764,875 and the market value of shares underlying outstanding options under the Plan was $30,733,910.

     Except as described above in connection with the non-discretionary awards to non-employee directors, the Committee has not at this time considered or approved any future awards under the Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

     The Board of Directors recommends that the shareholders vote for "FOR" the approval of the amendments to the Stock Option Plan.

                                 PROPOSAL THREE

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     The Board of Directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

     The executive officers of the Company are as follows:

      Name             Age               Position
      ----             ---  --------------------------------------------------

Mark E. Monroe          44  President and Chief Executive Officer

Jeffrey A. Bonney       42  Executive Vice President and Chief
                             Financial Officer

Richard E. Bross        50  Executive Vice President - Land and Operations

Ronnie K. Irani         42  Executive Vice President - Engineering and
                             Exploration

Kevin R. White          41  Executive Vice President - Corporate
                             Development and Strategic Planning
                             and Secretary

     The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For descriptions of the business background of Mark E. Monroe and Richard E. Bross, each a director of the Company, see "Election of Directors -Nominees."

     Jeffrey A. Bonney is Executive Vice President and Chief Financial Officer of the Company. Mr. Bonney joined the Company in November 1993. From April 1990 to November 1993, Mr. Bonney was the Vice President and Controller of Hadson Energy Resources Corporation, an international oil and gas concern. Prior thereto, Mr. Bonney held various management positions with other independent oil and gas companies. He began his career as an auditor with Deloitte, Haskins & Sells in 1978. Mr. Bonney is a Certified Public Accountant and holds a B.S. from Oklahoma Christian University.

     Ronnie K. Irani is Executive Vice President - Engineering and Exploration of the Company. He joined the Company in March 1991 from Argent Energy, Inc. (previously named Woods Petroleum Corporation) where he had worked for the previous 12 years. At Argent Energy, Inc., Mr. Irani held the title of Manager of Reservoir Engineering. Mr. Irani holds a B.S. from Bombay University, India, a B.S. and M.S. from the University of Oklahoma and an M.B.A. from Oklahoma City University.

     Kevin R. White is Executive Vice President - Corporate Development and Strategic Planning and Secretary of the Company. Mr. White joined the Company in 1983, which was then known as Bogert Oil Company, and served in various management capacities prior to appointment to his present position. From 1981 until 1982, Mr. White was employed as an auditor with Arthur Andersen & Co. and Ernst & Young. Mr. White is a Certified Public Accountant and holds B.S. and M.S. degrees from Oklahoma State University.

Executive Compensation

     The following table sets forth information with respect to compensation received by the chief executive officer of the Company and the four other mostly highly compensated executive officers of the Company during 1998. Such individuals are hereinafter referred to as the "named executive officers."

                           Summary Compensation Table


                                                              Long Term
                                                               Compensa-
                                          Annual Compensation   tion(1)
                                          -------------------  --------
                                                               Securities    All Other
                                                               Underlying    Compensa-
  Name and Principal Position       Year   Salary     Bonus    Options(#)     tion(2)
  ---------------------------       ----   ------     -----    ----------     -------
Mark E. Monroe                      1998   $335,000  $270,000      75,000     $12,348
  President and Chief Executive     1997    272,115   300,000     100,000      12,388
  Officer                           1996    250,000   260,000      20,000      11,869

Jeffrey A. Bonney                   1998   $150,000  $ 80,000      37,500     $12,348
  Executive Vice President and      1997    114,540    85,000      40,000      12,388
  Chief Financial Officer           1996    111,000    75,000      20,000      11,420

Richard E. Bross                    1998   $225,000  $ 95,000      44,000     $12,348
  Executive Vice President -        1997    178,000   100,000      40,000      12,388
  Land and Operations               1996    178,000    85,000      20,000      11,869

Ronnie K. Irani                     1998   $225,000  $140,000      50,000     $12,348
  Executive Vice President -        1997    174,425   150,000      65,000      12,388
  Engineering and Exploration       1996    164,600   140,000      20,000      11,869

Kevin R. White                      1998   $150,000  $ 85,000      31,250     $12,348
  Executive Vice President -        1997    134,425    90,000      40,000      12,388
  Corporate Development and         1996    130,000    85,000      20,000      11,869
  Strategic Planning

__________________

(1) During 1994, certain of the named executive officers received awards expressed in units that were equivalent to one share of Common Stock of the Company for each unit. The unit awards were granted pursuant to the Louis Dreyfus Deferred Compensation Stock Equivalent Plan (the "SEP") sponsored by an affiliate of S.A. Louis Dreyfus et Cie. The total number of units awarded to each of the named executive officers was as follows: Mark E. Monroe - 20,000 units; Richard E. Bross - 15,000 units; Ronnie K. Irani - 15,000 units; and Kevin R. White - 5,000 units. Units awarded pursuant to the SEP were payable solely in cash after termination of employment with the Louis Dreyfus group of companies, subject to forfeiture for termination due to cause and to forfeiture for competitive post-termination activities. The amount payable in respect of each unit was equal to the average prices (as defined in the SEP) of one share of Common Stock on the New York Stock Exchange over all trading days in December of the year of, or preceding, termination. In 1998, the named executive officers holding unit awards agreed to terminate their participation in the SEP and in exchange received shares of restricted Common Stock from the Company consisting of a number of shares of Common Stock equal to the number of units forfeited upon termination of participation in the SEP. The shares of restricted stock are held by the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust (the "Trust") and will be delivered to the applicable named executive officers after termination of employment with the Company or upon a Change in Control (as defined in the Trust Agreement) of the Company, subject to forfeiture in the event of termination for cause or certain competitive post-termination activities. The applicable named executive officers have the right to direct the voting of the restricted shares held in the Trust. If any cash dividends are received with respect to the shares while held by the Trust, the dividends will be invested in an interest bearing account and the dividends and interest will be paid to the applicable named executive officers when the shares are delivered. The dollar value of the restricted shares held for the benefit of the applicable named executive officers as of December 31, 1998, based on the market price of the Common Stock on such date of $14.25 per share, was as follows: Monroe - $285,000; Bross - $213,750; Irani -$213,750; and White -$71,250.

(2) All Other Compensation consists of (i) employer contributions to the Company's 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each of the named executive officers to such plan and (ii) certain employer discretionary profit sharing contributions allowed by such plan.

     The following table contains information concerning the grant of stock options during the year ended December 31, 1998 under the Company's Stock Option Plan to the named executive officers.

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                     --------------------------------------------------------

                                     % of Total
                                       Options
                                     Granted to
                                      Employees     Exercise or
                        Options       in Fiscal     Base Price     Expiration     Grant Date
       Name          Granted (#)(1)     Year         ($/Sh)(2)        Date     Present Value(3)
       ----          --------------     ----         ---------        ----     ----------------
Mark E. Monroe           30,000             2.8%       $14.44         9/21/08       $241,800
                         45,000             4.3%        12.47        12/14/08        311,850

Jeffrey A. Bonney        15,000             1.4%       $14.44         9/21/08       $120,900
                         22,500             2.1%        12.47        12/14/08        155,925

Richard E. Bross         17,500             1.7%       $14.44         9/21/08       $141,050
                         26,500             2.5%        12.47        12/14/08        183,645

Ronnie K. Irani          20,000             1.9%       $14.44         9/21/08       $161,200
                         30,000             2.8%        12.47        12/14/08        207,900

Kevin R. White           12,500             1.2%       $14.44         9/21/08       $100,750
                         18,750             1.8%        12.47        12/14/08        129,938

--------------------

(1) All options granted to the named executive officers during 1998 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant. The options become exercisable at the rate of 25% per year commencing one year after the date of grant so long as the optionee remains employed by the Company, and will become immediately exercisable in the event of death of an optionee or in the event of a Change in Control of the Company (as defined in the Stock Option Plan) unless the Compensation Committee expressly determines otherwise. The options expire if not exercised 10 years after the date of grant.

(2) Exercise price of options must be paid in cash, by tender of shares of Common Stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment.

(3) Grant Date Present Value is based on application of the Black-Scholes option pricing model. The actual value, if any, realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: (i) annualized price volatility of the Company's Common Stock of 36% calculated over the period commencing on November 12, 1993 and ending on the option grant dates; (ii) a risk-free rate of return equal to the 10 year United States Treasury Bond rate on the option grant dates as follows: September 21, 1998 - 4.67% and December 14, 1998 -4.57%; (iii) a dividend yield of 0%; and (iv) exercise of all options at the expiration date of 10 years from dates of grant.

     The following table provides information with respect to the named executive officers concerning the exercise of options during the year ended December 31, 1998 and unexercised options held as of December 31, 1998.

                   Option Exercises and Year-end Value Table

                                                  Number of Securities            Value of
                                                 Underlying Unexercised      Unexercised In-the-Money
                                                         Options at              Options at
                                                     December 31, 1998         December 31, 1998(1)
                                                     -----------------         --------------------
                     Shares Acquired   Value
       Name            on Exercise    Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
       ----            -----------    --------  -----------  -------------  -----------  -------------
Mark E. Monroe              -             -        160,000        175,000      $16,875      $85,725

Jeffrey A. Bonney           -             -         44,250         83,250      $ 6,328      $42,159

Richard E. Bross            -             -         90,500         88,500      $ 4,219      $48,576

Ronnie K. Irani             -             -         91,750        118,250      $10,547      $56,916

Kevin R. White              -             -         54,250         77,000      $ 6,328      $35,484

--------------------

(1) Value of unexercised in-the-money options at December 31, 1998 is calculated based on the market price per share of Common Stock of $14.25 per share on December 31, 1998 less the option exercise price.

Termination of Employment and Change In Control Arrangements

     The Company has entered into agreements with the named executive officers providing for the payment of certain severance benefits upon involuntary termination of such persons, other than for cause, within two years after a Change in Control (as defined in such agreements) of the Company, including constructive termination as a result of certain changes in duties or reduction of compensation. The agreements are intended to promote the retention of the named executive officers by providing them with an extra measure of financial security in the event of a Change in Control of the Company. In the event of involuntary termination within two years after a Change in Control, the agreements provide that the named executive officer will receive a lump sum severance payment equal to two times the named executive officer's annual compensation. For this purpose, annual compensation is defined as (i) the named executive officer's annual salary immediately prior to the date on which a Change in Control occurs plus (ii) the average annual bonus received by the named executive officer over the three years immediately prior to the Change in Control or such lesser period as the named executive officer has been employed by the Company prior to the Change in Control. The agreements will remain in effect until March 31, 2000, at which time the Company will have the right to determine in its discretion whether to continue the agreements, terminate the agreements or offer the named executive officers different agreements. No amounts will be payable by the Company under the agreements unless a Change in Control occurs and such Change in Control is followed within two years by the involuntary termination of the named executive officer.

Shareholder Return Performance

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total shareholder returns of the S&P 500 Index and the Dow Jones Oil Secondary Index (the "Indices") for the period between December 31, 1993 and December 31, 1998. The line graph assumes a $100 investment in the Company's Common Stock and in each of the Indices on December 31, 1998 and that any dividends were reinvested. The graph is presented in accordance with the requirements of the Securities and Exchange Commission.

                                           Cumulative Total Return

                                   ----------------------------------------
                                   12/93  12/94  12/95  12/96  12/97  12/98
LOUIS DREYFUS NATURAL GAS CORP.      100     80     95    107    117     89

S & P 500                            100    101    139    171    229    294

DOW JONES OIL, SECONDARY             100     97    112    138    147    107


Compensation Committee Interlocks and Insider Participation

     During 1998, the Compensation Committee of the Board of Directors consisted of Daniel R. Finn, Jr., John H. Moore and James R. Paul until July 1998 and Messrs. Moore and Paul and E. William Barnett from and after July 1998. Mr. Finn serves as a director or executive officer of various subsidiaries of S.A. Louis Dreyfus et Cie.

Report on Executive Compensation

    General. The Compensation Committee is primarily responsible for the development and implementation of the Company's executive compensation programs. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been or may be adopted by the Company, as well as approving the specific compensation levels of executive officers. The Committee also administers the Company's Stock Option Plan. The Committee periodically reviews the Company's results of operations and future plans in conjunction with meetings of the full Board of Directors. The Committee seeks to ensure that the Company's executive officer compensation programs support the objectives of the Company's plans.

     In general, in recommending levels of base salary, bonus and long-term equity-based compensation for the Company's Chief Executive Officer and the other named executive officers, the Committee fosters the Company's goals through the application of three key criteria: first, through comparability to compensation levels of equivalent officers in similarly situated companies in the oil and gas industry; second, through review of the executive's individual contribution to the Company; and third, through the executive's contribution to the achievement of specific results, such as increases in revenues, production, reserves, cash flow and net income. The Committee applies the foregoing criteria subjectively, including the weight given the respective criteria.

     Base Salaries and Cash Bonuses. Base salaries for the Company's executive officers are based primarily on the level of salaries historically paid to the Company's executive officers and are designed to be comparable to the general level of salaries of executive officers in similarly situated companies. Discretionary annual bonuses are paid based on the Committee's subjective evaluation of the performance of the Company and of each executive officer in the context of the criteria described above. Total bonuses authorized by the Committee for the named executive officers for 1998 were $670,000. This amount is approximately 8% lower than the bonuses awarded to the named executive officers for 1997. The decrease is primarily attributable to a general weakening in the energy sector, including commodity prices, which is adversely affecting the Company's financial results and stock price performance. The Committee believes that the salaries and cash bonuses paid during 1998 to executive officers, including the Chief Executive Officer, are reasonable when compared to the Company's increases in revenues, production, reserves and cash flow in 1998 compared to 1997.

     Long-Term Equity Incentive Compensation. The Company's Stock Option Plan is administered by the Compensation Committee and is designed to provide long-term equity-based compensation to executive officers, vice presidents, managers and other key employees. The

Committee noted that, pursuant to information compiled in previous studies by compensation consultants, the option holdings of the Company's executive officers are generally less than those of similar executives at comparable companies, and the Committee approved during 1998 the grant of options to purchase a total of 237,750 shares of Common Stock under the Company's Stock Option Plan to the named executive officers as indicated under "Executive Compensation and Other Information -- Executive Compensation." The number of options granted to the Chief Executive Officer and each of the other named executive officers was established based on the Committee's subjective judgment, but reflects the Committee's favorable evaluation of the performance of the Company and the named executive officers during 1998 and the Committee's desire to provide competitive long-term equity incentive awards to these members of senior management at a level that compares favorably with the long-term equity incentive compensation practices of the Company's competitors.

     Compensation of the Chief Executive Officer. With respect to 1998, Mark E. Monroe, President and Chief Executive Officer of the Company, was awarded a bonus of $270,000. Mr. Monroe also was awarded options to purchase 75,000 shares of Common Stock under the Company's Stock Option Plan. The bonus and option awards reflected the Committee's evaluation of Mr. Monroe's leadership of the Company. During 1998, the Company (i) completed the largest drilling program in the Company's history, investing $215 million and drilling 224 operated wells with 90% completed as producers and a finding cost of $.86 per Mcfe, (ii) completed the successful integration of the American Exploration acquisition, reducing pro-forma combined per unit G&A expenses and operating costs by an aggregate of $.05 per Mcfe, (iii) reported record revenues, cash flows, production and year-end proved reserves, and (iv) successfully negotiated a $40 million long-term contract termination payment.

     Section 162(m). The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 1999 will exceed the limits on deductibility for 1999. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Members of the Compensation Committee:

     E. William Barnett
     John H. Moore
     James R. Paul

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1999 (except as otherwise indicated) by (i) each director or nominee for director, (ii) each of the named executive officers, (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                        Beneficial Ownership(1)
                                        -----------------------
                                         Number     Percentage
Beneficial Owner                        of Shares    of Total
----------------                        ---------    --------

S.A. Louis Dreyfus et Cie (2)           20,750,000      51.7%

AXA, Mutuelles AXA and The Equitable     2,104,400       5.2%
Companies, as a group (3)

Mark E. Monroe (4) (5)                     210,000         *

Jeffrey A. Bonney (4)                       48,250         *

Richard E. Bross (4) (5)                   107,500         *

Ronnie K. Irani (4) (5)                    109,450         *

Kevin R. White (4) (5)                      64,250         *

Simon B. Rich, Jr. (4) (5)                 157,400         *

Mark E. Andrews, III (4) (6)               301,620         *

E. William Barnett (4) (5)                   7,000         *

Daniel R. Finn, Jr. (4) (5)                 18,000         *

Peter G. Gerry (4) (5)                       9,810         *

Gerard Louis-Dreyfus (4) (5)                21,000         *

John H. Moore (4) (5)                       12,240         *

Nancy K. Quinn                                   -         -

James R. Paul (4) (5)                       14,000         *

Ernest F. Steiner (4) (5)                   24,000         *

All executive officers and directors     1,104,520       2.8%
  as a group (14 persons) (7)

--------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) S.A. Louis Dreyfus et Cie, 87 Avenue de la Grande Armee, 75782 Paris, France, shares voting and investment power over the shares indicated as beneficially owned by it with its direct or indirect wholly-owned subsidiaries Louis Dreyfus Holding Company Inc. and Louis Dreyfus Commercial Activities, Inc. ("LDCA"), 10 Westport Road, Wilton, Connecticut 06897-0810, and Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") and L.D. Fashions Holdings Corp. ("LDFHC"), 3411 Silverside Road, Suite 210E, Baynard Building, Wilmington, Delaware 19810-4808. These shares are owned of record as follows: LDNGHC - 11,000,000 shares; LDFHC -9,000,000 shares; and LDCA -750,000 shares. The 11,000,000 shares of Common Stock held by LDNGHC have been pledged to certain banks to secure a loan made to S.A. Louis Dreyfus et Cie in the ordinary course of its business. A default by S.A. Louis Dreyfus et Cie under the terms of such arrangements could result in the sale of all or a portion of the pledged shares. In addition, on January 25, 1999, a judgement in the amount of $166,131,529 was entered against LDNGHC and other defendants in Texas state court proceedings in connection with matters unrelated to the Company. LDNGHC has advised the Company that it intends to vigorously contest the judgment by appealing and to prevent any collection by the posting of a bond. If these steps are unsuccessful, it is possible that all or a portion of the shares held by LDNGHC may be sold or otherwise disposed of in connection with such proceedings. The sale of all or a portion of the shares held by LDNGHC whether in connection with the pledge or the litigation could result in a change in control of the Company.

(3) The named group consists of (i) a group collectively referred to as Mutuelles AXA, consisting of AXA Conseil Vie Assurance Mutuelle, Terrasse Boieldieu, 92042 Paris La Defense, France; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21 Rue de Chateaudun, 75009 Paris, France; and AXA Courtage Assurance Mutuelle, 26 Rue Louis le Grand, 75002 Paris, France; (ii) AXA, 9 Place Vendome, 75001 Paris, France; and (iii) The Equitable Companies Incorporated, 1290 Avenue of the Americas, New York, New York, 10104 as a parent holding company of Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. The group reports sole dispositive power for all of the shares indicated as beneficially owned, sole voting power over 1,278,800 of such shares and shared voting power over 640,100 of such shares. Beneficial ownership information is as of December 31, 1998.

(4) Includes shares that the named individuals have the right to acquire by exercise of stock options that are currently exercisable as follows:
     Monroe - 160,000; Bonney - 44,250; Bross - 90,500; Irani - 91,750; White
     - 54,250; Rich - 144,000; Andrews - 153,330; Barnett - 6,000; Finn -
     12,000; Gerry - 8,000; Louis-Dreyfus -12,000; Moore - 8,000; Paul -
     12,000; and Steiner - 8,000.

(5) Includes shares of Common Stock held for the benefit of the named individuals by (i) the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust in the following amounts: Monroe - 20,000; Bross - 15,000; Irani - 15,000; and White - 5,000 and (ii) the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust in the following amounts: Rich - 1,000; Barnett - 1,000; Finn - 1,000; Gerry -1,000; Louis-Dreyfus - 1,000; Moore - 1,000; Paul - 1,000; and Steiner - 1,000. Under the terms of the trust agreements, the named individuals do not currently have the power to dispose of such shares but have sole power to direct the voting of such shares.

(6) Includes 42,708 shares held directly or indirectly by Mr. Andrews' children and a company of which Mr. Andrews' wife is a principal shareholder and a director, and as to which he disclaims beneficial ownership.

(7) Includes 804,080 shares that the directors and executive officers as a group have a right to acquire by exercise of currently exercisable stock options and 63,000 shares held for the benefit of certain executive officers and directors by the Trusts described in footnote (5) above.


                             CERTAIN TRANSACTIONS

     Prior to the completion of the Company's initial public offering in November 1993, the Company was a wholly-owned subsidiary of S.A. Louis Dreyfus et Cie. For purposes of the following discussion of certain transactions involving the Company, unless the context requires otherwise, references to the "Company" refer to the Company and its subsidiaries and predecessors and references to "S.A. Louis Dreyfus et Cie" refer to S.A. Louis Dreyfus et Cie and its subsidiaries (other than the Company and its subsidiaries and predecessors).

     Pursuant to a Services Agreement between the Company and S.A. Louis Dreyfus et Cie entered into in 1993, the Company has agreed to reimburse S.A. Louis Dreyfus et Cie for a portion of the salaries of employees performing services requested by the Company based on the amount of time expended ("Hourly Charges"), overhead costs equal to 40% of Hourly Charges and all direct third party costs incurred by S.A. Louis Dreyfus et Cie on behalf of the Company. During 1998, the Company paid to S.A. Louis Dreyfus et Cie $1.4 million under the Services Agreement primarily for allocated insurance premiums and related insurance services provided by S.A. Louis Dreyfus et Cie.

     In 1993, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 33 Bcf of the Company's natural gas production over a five-year period beginning in 1996 at a weighted-average fixed price of $2.49 per Mcf.

     During 1998, the Company used the commodity trading resources of S.A. Louis Dreyfus et Cie when purchasing natural gas futures contracts on the New York Mercantile Exchange. The Company reimburses S.A. Louis Dreyfus et Cie for margin posted by it on behalf of the Company. The margin posted on the Company's behalf under this arrangement at December 31, 1997 was $1.5 million. The largest amount of margin posted at any time during 1998 was $4.5 million.

     The terms of the transactions described above between the Company and S.A. Louis Dreyfus et Cie and its subsidiaries were not established on an arms-length basis and involved conflicts of interest. Nonetheless, the Company believes that such transactions with S.A. Louis Dreyfus et Cie were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. It is possible that S.A. Louis Dreyfus et Cie and the Company may enter into material intercompany transactions from time to time in the future, and the Company intends that the terms of any future transactions and agreements between the Company and S.A. Louis Dreyfus et Cie will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

     Gerard Louis-Dreyfus, Simon B. Rich, Jr., Daniel R. Finn, Jr. and Ernest F. Steiner, all directors of the Company, are also executive officers and/or directors of S.A. Louis Dreyfus et Cie or various of its subsidiaries. See "Election of Directors."

     During 1998, the Company loaned $90,000 to Kevin R. White, Executive Vice President -Corporate Development and Strategic Planning of the Company. The unsecured loan bears interest at the rate of 6% per annum and matures in March 2000. The outstanding principal balance of the loan at December 31, 1998 was $90,000 and at March 31, 1999 was $55,000.


               COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons.

     Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met during 1998, except as described below. Mark E. Andrews, III was delinquent in the reporting of certain gift transactions during 1998. The gifts by Mr. Andrews, which consisted of seven transactions, were reported promptly upon discovery of the delinquency.


                                    VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the Annual Meeting is required to approve the amendments to the Stock Option Plan and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Shares represented by proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies that are marked "abstain" on the proposals to approve the amendments to the Stock Option Plan or to ratify the selection of Ernst & Young LLP as independent auditors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the approval of the amendments to the Stock Option Plan or the ratification of the selection of Ernst & Young LLP as independent auditors will have the same effect as if the shares represented thereby were voted against the proposal. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                           PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2000 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, no later than December 16, 1999.


                                 OTHER MATTERS

     Management does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.


                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 1998, including audited financial statements, is enclosed. No part of the Annual Report to Shareholders is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 is available to shareholders without charge upon written request to the Secretary of the Company, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

     The undersigned hereby appoints Kevin R. White and David B. Oshel as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all of the shares of Common Stock of Louis Dreyfus Natural Gas Corp. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 18, 1999 or any reconvention thereof.

      (Continued, and to be marked, dated, and signed, on the other side)



                                                                   Please mark
                                                                   your votes as
                                                         WITHHELD  indicated in
                                                    FOR  FOR ALL   this example
Item 1-ELECTION OF DIRECTORS                        [_]    [_]         [X]
         Nominees:
         Mark E. Andrews, III     Mark E. Monroe
         E. William Barnett       John H. Moore
         Richard E. Bross         James R. Paul
         Daniel R. Finn, Jr.      Nancy K. Quinn
         Peter G. Gerry           Simon B. Rich, Jr.
         Gerard Louis-Dreyfus     Ernest F. Steiner


         WITHHELD FOR (Write nominee name(s) in the space provided):

         ----------------------------------

Item 2-APPROVAL OF AMENDMENTS TO        FOR    AGAINST  ABSTAIN
         STOCK OPTION PLAN
                                        [_]      [_]      [_]


Item 3-RATIFICATION OF SELECTION OF     FOR    AGAINST  ABSTAIN
         INDEPENDENT ACCOUNTANTS
                                        [_]      [_]      [_]

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. As to Items 1, 2 and 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR the nominees listed in Item 1 and FOR Items 2 and 3.

Signature(s)                                             Date
            -----------------------------------------        -----------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.